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                                                                     EXHIBIT 5.3

       17th September 1998

To:    Global Crossing Holdings Ltd
       Wessex House
       First Floor
       45 Reid Street
       Hamilton  HM12
       Bermuda

Dear Sirs,

                   RE:         GLOBAL CROSSING HOLDINGS LTD.


1. We have acted as solicitors in England to Global Crossing Holdings U.K. Ltd. and Global Crossing Marketing U.K. Ltd. (the "UK Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Global Crossing Holdings Ltd. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $800,000,000 aggregate principal amount of its 9-5/8% Senior Notes due 2008 (the "Exchange Notes"), guaranteed (the "Exchange Guarantees") by the Guarantors named in the Indenture (as defined below) (collectively, the "Guarantors"). The Exchange Notes are to be offered by the Company in exchange for (the "Exchange") $800,000,000 aggregate principal amount of its outstanding 9-5/8% Senior Notes due 2008 (the "Notes"). The Notes have been, and the Exchanges Notes will be, issued under an Indenture, dated as of May 18, 1998 (the "Indenture" and, together with the Exchange Notes and the Exchange Guarantees, the "Operative Documents"), among the Company, the Guarantors named therein (including the U.K. Guarantors) and United States Trust Company of New York, as Trustee.

2. In our capacity as solicitors to the U.K Guarantors we have examined and relied on the following documents:

       (a) copies of the Memoranda and Articles of Association of the U.K Guarantors filed with the Companies Registry upon incorporation of the U.K Guarantors;
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       (b)   a copy of a Special Resolution of Global Crossing Holdings U.K.
             Ltd. of September 22nd, 1997 amending the Articles of Association of that Company;

       (c)   a copy of the executed Indenture;

       (d) the results of searches of the U.K Guarantors conducted at the Companies Registry on 17th September, 1998 and at the Central Index of Winding Up Petitions on 17th September, 1998 ; and

       (e) a copy of the resolutions of the Boards of Directors of the U.K Guarantors dated 13th May, 1998 approving the Exchange Guarantees and the transactions contemplated thereby.

3.     For the purposes of this opinion, we have assumed:

       (a)   the genuineness of all signatures;

       (b) the authenticity and completeness of all documents submitted to us as originals;

       (c) the conformity to original documents of all documents submitted to us as drafts or copies and the authenticity and completeness of all such original documents;

       (d) that the Exchange Guarantees and the rights and obligations created thereby constitute the legal, valid and binding obligations of each of the parties thereto in accordance with their terms under the laws of the State of New York by which the Exchange Guarantees are expressed to be governed and that the choice of the laws of the State of New York to govern the Exchange Guarantees is recognised by and enforceable under the laws of the State of New York;

       (e) that no amendments have been made to the Memoranda and Articles of Association referred to in paragraph 2(a) above which are not incorporated in such copies other than the amendments to the Articles of Association referred to in paragraph 2(b) above;

       (f) that the searches and enquiries referred to in paragraph 2(d) above were accurate and complete. It should be noted, however, that searches at the Companies Registry are not capable of revealing whether or not a winding up petition or a petition for an administration order has been presented. Notice of a winding up order made or resolutions passed, or an administration order made, or a receiver or an administrative receiver appointed may not be filed at the Companies Registry immediately. Also, the results of oral telephone enquiries of the Central Index of Winding Up Petitions have been found to be unreliable; and

       (g) that the board meetings giving rise to the resolutions referred to in paragraph 2(e) above were properly conducted have not been amended or rescinded.

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       We do not express any opinion herein as to, nor have we investigated or taken account of for the purposes of this opinion, the laws of any jurisdiction other than England (including those of the European
       Union (save to the extent incorporated into English law)). Further, it is assumed that no foreign law (including those of the European Union), which may apply with respect to the Exchange Guarantees or any of the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated in this opinion. We express no opinion as to matters of fact. This opinion is given on the basis that it will be governed by and construed in accordance with English law.

4. Based upon, and subject to, the foregoing and subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the present laws of England and Wales, as applied by the English courts at the date of this opinion, are concerned:

       (a)   Status:  The U.K Guarantors are limited liability companies duly
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             incorporated and validly existing under the laws of England and
             Wales.

       (b)   Power and Authority:  The U.K Guarantors have the requisite
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             corporate power and authority under their respective Memoranda and
             Articles of Association to execute and deliver the Exchange Guarantees and to perform their obligations thereunder, and have taken all necessary corporate action under their respective Memoranda and Articles of Association to authorise the execution, delivery and performance of the Exchange Guarantees.

       (c)   Execution:  The Exchange Guarantees, when issued in accordance with
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             the terms of the Indenture, duly executed by the U.K. Guarantors, duly authenticated by the Trustee, and issued and delivered against exchange of the Guarantees in accordance with the terms set forth in the Prospectus that forms a part of the Registration Statement, will constitute legal and binding obligations of the U.K. Guarantors under the English law.

       (d)   Non-violation:  Based on our review of those laws, rules, and
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             regulations which are normally applicable to transactions of the type contemplated by the Exchange Guarantees, the execution and delivery by the U.K Guarantors of the Exchange Guarantees and the performance by the U.K Guarantors of their obligations thereunder, will not, in the case of the U.K Guarantors, violate their Memoranda or Articles of Association or, any provision of any existing English law or regulation pertaining to them in force at the date of this opinion and the Exchange Guarantees will not result in the creation of any lien or encumbrance against the assets of the U.K Guarantors.

       (e)   Approvals:  Based on our review of those laws, rules, and
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             regulations which are normally applicable to transactions of the type contemplated by the Exchange Guarantees, no consents, approvals, authorisations or orders are required by the U.K Guarantors from any governmental authority in England in connection with the execution and delivery by the U.K Guarantors or the performance of obligations under the Exchange Guarantees.

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       (f)   Registration Requirements:  No registration, filing or recording of
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             the Exchange Guarantees with any court or other authority in
             England is necessary as a condition to the legality, validity or enforceability or admissibility in evidence of the Exchange Guarantees.

       (g)   Enforcement of Foreign Judgements:
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             The U.K Guarantors are authorised and empowered by their
             respective Articles of Association to submit to New York jurisdiction and to appoint a Process Agent in connection with each of the documents, and such appointment and submission is valid as a matter of English law. However, we make no comment as to its validity under US law. A valid judgement entered against the U.K Guarantors under the Exchange Guarantees by a court of competent jurisdiction in the State of New York is not currently capable of registration for enforcement by the English Courts. In the event that proceedings were issued in the English Courts, such a judgement would have the status of evidence of a debt due from the relevant Company and would entitle the judgement creditor to make an application for summary judgement on the ground that such Company had no defence to such English proceedings. The U.K Guarantors are not entitled to immunity from suit or enforcement of judgements, in the UK. The Company would have an unfettered right to show cause against the Plaintiff's application in such proceedings:

             (i) by a preliminary or technical objection, for example that the case is not within the relevant order of the rules of the Supreme Court or that the Statement of Claim or the Affidavit in support is defective; and

             (ii) on the merits, for example that the Defendant has a good defence to the claim, that a difficult point of law is involved, or a dispute as to the facts which ought to be tried, or a real dispute as to the amount due which requires the taking of an account to determine, or any other circumstances showing reasonable grounds for a bona fide defence.

                    By way of illustration only, and without purporting to be an exhaustive list:

                    (1) leave to defend has been refused in an action on a judgement of the Supreme Court in the State of New York, notwithstanding that the said judgement was still under appeal in that State and thus still unenforceable in the sister States of the US;

                    (2) leave to defend has been refused where a Defendant failed to raise defences available to him under the laws of the country in which the judgement was obtained;

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                    (3)    leave to defend will be granted where the Defendant
                           sets up the defence that the judgement was obtained by fraud, unless it is obvious that the allegation of fraud is frivolous, even though the question of fraud was investigated in the foreign country and there decided that the fraud had not been committed;

                    (4) leave to defend will be granted if the foreign court had no jurisdiction to pronounce the judgement, either because the foreign court exceeded the jurisdiction given to them by their foreign law, or because the Defendant was not subject to that jurisdiction; and


                    (5) leave to defend will be granted where enforcement would offend natural justice or public policy.

             We have no reason to believe that any judgement obtained against either Company in connection with any provision of the Security Agreements would be contrary to natural justice or public policy (although we express no opinion as to whether any method or procedure by which such judgement was obtained might be contrary to the principles of natural justice or public policy as applied by the English Courts).

5. Notwithstanding the foregoing, this opinion is subject to the following qualifications:

       (a) The enforceability of any judgment obtained against the U.K Guarantors in England in the circumstances set out in paragraph 4
             (g) above will also be subject to the following:

             (i) validity, performance and enforcement may be limited by laws affecting bankruptcy, insolvency (including, without limitation, Sections 238 and 239 of the Insolvency Act), reorganisation or similar laws affecting creditors' rights generally, as well as to principles of equity and public policy from time to time in force;

             (ii) enforcement may be limited by general principles of equity; for example, and without limitation to the generality of the foregoing, equitable remedies such as specific performance or the issue of an injunction are discretionary notwithstanding any agreement purporting to confer the availability thereof and may not be available where damages are considered by the court to be an adequate alternative remedy;

             (iii) English Courts are now prepared to render judgements for a monetary amount in foreign currencies but the Defendant may pay the sterling equivalent of the judgement debt at the time of payment. A judgement entered in foreign currency will carry the statutory rate of interest on the amount of the judgement and such interest will be added to the amount of the judgement itself for the

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                    purposes of enforcement. Where the Plaintiff desires to
                    proceed to enforce a judgement expressed in foreign currency the current exchange rate and sterling equivalent of the judgement sum at the date nearest to or most nearly preceding the date of the issue of the relevant enforcement process (depending upon the method of enforcement selected) must be certified. In a voluntary liquidation for the purpose of applying the property of a company in satisfaction of its liabilities pari passu under section 107 of the Insolvency Act 1986, debts of the company in foreign currency, existing at the date of liquidation should be converted into sterling at the rate of exchange prevailing on the date of the resolution to wind up, and not at the date of payment;

             (iv) claims may become barred under the Limitation Acts 1939 to 1980, subject also to the Foreign Limitation Periods Act 1984, or may be or become subject to set-off or counterclaim; and

             (v) where obligations are to be performed in a jurisdiction other than England, they may not be enforceable so as to give rise to a valid liability on the party to perform them to the extent that their performance would be illegal under the laws of the jurisdiction in which they are to be so performed.

       (b) An English court will not give effect to any provision of a contract if it could be established that the amount expressed as being payable was such that the provision was in the nature of a penalty irrespective of any provision in such contract whereby the parties agree that such amount should not be treated as a penalty. A provision will be held to be in the nature of a penalty to the extent that it requires a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained.

       (c) An English court might not treat as conclusive those certificates and determinations which any Security Document states are to be so treated.

       (d) An English court may stay proceedings if concurrent proceedings are being brought elsewhere.

       (e) The effectiveness of certain provisions exculpating a party from a liability or duty otherwise owed may be limited by law and applicable equitable principles.

       (f) We express no opinion as to any provision of the Exchange Guarantees which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party thereto or any other person.

       (g) An English court may not give effect to any indemnity for legal costs incurred by an unsuccessful litigant.

This opinion is solely for the benefit of the specific persons to whom it is addressed and for the purposes of the Exchange Guarantees and the transactions described therein, and is not to be

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relied upon by, or communicated to, any other person or for any other purpose nor is it to be quoted or made public in any way without our prior written consent, except that the law firm of Simpson Thacher & Bartlett may rely on this opinion as if it were addressed to them for the purpose of rendering their opinion to the Company in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.



Yours faithfully

/s/ Wiggin & Co



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